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                                 Exhibit 99.1

                         ***FOR IMMEDIATE RELEASE***
        BOSTON LIFE SCIENCES' ANTI-ANGIOGENIC FACTOR FOUND TO INHIBIT
                             TUMOR GROWTH IN MICE

        Boston, MA, - January 23, 1997. Boston Life Sciences, Inc. (NASDAQ:
BLSI) announced that the Company's anti-angiogenic factor significantly inhibited tumor growth in mice. In the experiment, human prostate tumors were implanted subcutaneously into the backs of mice and allowed to grow to a uniform size. Half the mice were then treated with the Company's anti-angiogenic factor for 28 days, during which time the growth of the tumors were measured. The other half of the mice served as untreated controls. In the untreated control mice, tumors continued to grow in a linear fashion, reaching approximately four times their original volume after 28 days. In contrast, treated mice exhibited an approximate 75% inhibition in the growth of their tumors. Furthermore, treated mice demonstrated no significant growth in their tumors after approximately fourteen days of treatment, while the tumors in the untreated mice continued to grow at a rapid rate throughout the 28 day period.

        "To our knowledge, the results of this experiment represents the first time that a recombinantly-produced, systemically-administered native human anti-angiogenic protein has inhibited tumor growth, apparently by inhibiting the tumor's blood supply, thereby providing striking evidence of its potential usefulness as a treatment for metastatic cancer. We now plan to expand on these results, to optimize the dose and administration schedule, and to initiate the preclinical studies necessary for the filing of an IND. Our objective is to file our IND before the end of 1997 and to initiate clinical trials as early as possible, targeting the beginning of 1998", stated Marc E. Lanser, MD Chief Scientific Officer of BLSI.

        BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include Altropane for the diagnosis of Parkinson's Disease; the above-mentioned anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1) for the treatment of stroke and spinal cord injuries; THERAFECTIN /(R)/ for the treatment of Rheumatoid Arthritis; and transcription factors to control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200


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